Exhibit 99.1
Press Release
SGX Pharmaceuticals Announces Financial Results for the Three and Nine Months Ended September 30, 2007
Company Provides Update on Oncology Pipeline Progress
SAN DIEGO, November 13, 2007 — SGX Pharmaceuticals (NASDAQ: SGXP) today announced financial results for the three and nine months ended September 30, 2007. For the three months ended September 30, 2007, the Company posted revenues of $7.6 million and a net loss of $4.8 million. For the nine months ended September 30, 2007, revenues were $27.1 million and the net loss was $9.9 million. Cash, cash equivalents and short-term investments totaled $21.4 million at September 30, 2007 compared to $33.9 million at December 31, 2006.
Pipeline Update
•	The IND submission for SGX523, the Company’s lead MET inhibitor, is expected to be made prior to year end, with Phase 1 clinical trials anticipated to begin in early 2008. The Company is also moving forward a number of other MET inhibitors with differing profiles to SGX523 to further broaden the scope of the program.

•	SGX393, a BCR-ABL inhibitor the Company is developing for the relapsed/refractory Chronic Myelogenous Leukemia (CML) patient population, is in formal toxicology studies and an IND submission is targeted for the first half of 2008. Initial clinical studies are planned to focus on patients with the most clinically challenging CML mutation, known as the T315I mutant.

•	Other BCR-ABL inhibitors, with potential to target the front-line patient population, are undergoing preclinical studies in collaboration with Novartis.
“We are excited about the progress of our pipeline candidates this quarter, particularly in our MET program, with submission of the SGX523 IND now expected to take place ahead of schedule,” said Mike Grey, President and Chief Executive Officer. “We are continuing to evaluate partnering opportunities for our MET program and remain committed to maximizing the value of this program for SGX and its stockholders while concurrently focusing our energies on submitting the IND in 2007 and initiating clinical studies of SGX523 in early 2008.”
Financial Results for the Three and Nine Months Ended September 30, 2007
Total revenues for the three months ended September 30, 2007 were $7.6 million, compared to $6.8 million for the three months ended September 30, 2006. Total revenues for the nine months ended September 30, 2007 were $27.1 million, compared to $19.3 million in the nine months ended September 30, 2006. The increase of $0.8 million for the three month period was primarily attributable to additional revenues associated with the additional expenditures incurred in connection with our federal research grant and additional services provided under other commercial agreements. The increase of $7.8 million for the nine month period was primarily due to additional revenue earned through our collaboration with Novartis, together with the achievement of a milestone, and additional services provided, under other commercial agreements. The increase for the nine month period ended September 30, 2007 also reflects the recognition of revenue in the first quarter of 2007 related to the reimbursement of overhead costs incurred on grant research efforts since the commencement of the grant in July 2005.
Research and development expenses for the three months ended September 30, 2007 and 2006 were $10.5 million and $8.6 million, respectively. Research and development expenses for the nine months ended September 30, 2007 and 2006 were $31.0 million and $35.6 million, respectively. The increase of $1.9 million for the three month period was primarily attributable to increased costs related to the development of our MET inhibitors. The decrease of $4.6 million for the nine month period was primarily attributable to a decrease of costs incurred for TroxatylTM clinical trial activities, a reduction in subcontractor expenditures associated with our federal research grant, and lower depreciation expense.
General and administrative expenses for the three months ended September 30, 2007 and 2006 were $2.1 million and $1.9 million, respectively. General and administrative expenses for the nine months ended September 30, 2007 and 2006 were $6.4 million and $7.4 million, respectively. The increase of $0.2 million for the three month period was primarily attributable to increased professional services. The decrease of $1.0 million for the nine month period was primarily attributable to a decrease in non-cash stock-based compensation expense, together with a decrease in recruiting, salaries and professional services.
SGX reported a net loss attributable to common stockholders for the three months ended September 30, 2007 of $4.8 million, or $0.31 per share. This compares with a net loss attributable to common stockholders for the three months ended September 30, 2006 of $3.4 million, or $0.23 per share. For the nine months ended September 30, 2007, the net loss attributable to common stockholders was $9.9 million, or $0.65 per share. This compares with a net loss attributable to common stockholders for the nine months ended September

30, 2006 of $23.2 million, or $1.74 per share.
About SGX Pharmaceuticals
SGX Pharmaceuticals is a biotechnology company focused on the discovery, development and commercialization of innovative cancer therapeutics. The SGX oncology pipeline includes drug candidates from its FAST ™ drug discovery platform, such as next generation BCR-ABL inhibitors being developed by SGX and in partnership with Novartis and MET tyrosine kinase inhibitors, including SGX523, and potent JAK2 inhibitors. More information on the pipeline and drug discovery platform can be found at www.sgxpharma.com and in the Company’s various filings with the Securities and Exchange Commission.
Forward-looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to, statements related to research and development programs, plans for 2007 and 2008, expectations regarding the timing of the filing of INDs and commencement of IND enabling activities and preclinical and clinical studies, partnership opportunities, the potential of the Company’s inhibitors as treatments for certain cancers, partnering opportunities for the Company’s research and development programs and the ability to discover, develop and commercialize cancer therapeutics. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to file INDs or commence IND enabling activities or preclinical or clinical studies in the referenced time frames. The results of early preclinical studies or clinical trials may not be predictive of future results, and the Company cannot provide any assurances that any of its compounds or development candidates will have favorable results in preclinical studies or future clinical trials. In addition, results may be affected by risks related to the implementation of its collaborations, the failure to successfully complete collaborations or partnerships, the partnering of its research and development programs, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, the level of resources that its collaborative partners devote to development of its product candidates, the scope and validity of patent protection for its products, and its ability to obtain additional funding to support its operations. For a discussion of these and other factors, please refer to the risk factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2006, the Company’s quarterly report on Form 10-Q for the three and nine months ended September 30, 2007, as well as other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and SGX undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.
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Contact:	Todd Myers	Jason Spark
	Chief Financial Officer	Media & Investor Relations
	SGX Pharmaceuticals	Porter Novelli Life Sciences
	(858) 558-4850	(619) 849-6005

SGX PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue:
Collaborations and commercial agreements	$5,444	$5,014	$16,813	$13,192
Grants	2,142	1,753	10,247	6,151

Total revenue	7,586	6,767	27,060	19,343

Expenses:
Research and development	10,465	8,583	30,997	35,590
General and administrative	2,050	1,864	6,419	7,420

Total operating expenses	12,515	10,447	37,416	43,010

Loss from operations	(4,929)	(3,680)	(10,356)	(23,667)
Interest income (expense), net	156	282	472	500

Net loss	(4,773)	(3,398)	(9,884)	(23,167)
Accretion to redemption value of redeemable convertible preferred stock	—	—	—	(49)

Net loss attributable to common stockholders	$(4,773)	$(3,398)	$(9,884)	$(23,216)

Basic and diluted net loss per share attributable to common stockholders	$(0.31)	$(0.23)	$(0.65)	$(1.74)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	15,392	15,048	15,318	13,323

	Three Months Ended September 30, 2007 (1)			Three Months Ended September 30, 2006 (1)
		Stock-based			Stock-based
		compensation	Reported		compensation	Reported
	non-GAAP	expense	GAAP results	non-GAAP	expense	GAAP results
Net loss attributable to common stockholders	$(4,084)	$(689)	$(4,773)	$(2,462)	$(936)	$(3,398)

Basic and diluted net loss per share attributable to common stockholders	$(0.27)	$(0.04)	$(0.31)	$(0.16)	$(0.06)	$(0.23)

Research and development expenses	$10,105	$360	$10,465	$8,222	$361	$8,583

General and administrative expenses	$1,721	$329	$2,050	$1,289	$575	$1,864

	Nine Months Ended September 30, 2007 (1)			Nine Months Ended September 30, 2006 (1)
		Stock-based			Stock-based
		compensation	Reported		compensation	Reported
	non-GAAP	expense	GAAP results	non-GAAP	expense	GAAP results
Net loss attributable to common stockholders	$(7,104)	$(2,780)	$(9,884)	$(19,407)	$(3,809)	$(23,216)

Basic and diluted net loss per share attributable to common stockholders	$(0.46)	$(0.18)	$(0.65)	$(1.46)	$(0.29)	$(1.74)

Research and development expenses	$29,587	$1,410	$30,997	$33,754	$1,836	$35,590

General and administrative expenses	$5,049	$1,370	$6,419	$5,447	$1,973	$7,420
SGX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2007	2006
Assets
Cash, cash equivalents and short-term investments	$21,429	$33,877
Accounts receivable	2,800	3,532
Other current assets	1,517	1,616
Property and equipment, net	4,162	5,435
Other assets	3,991	4,004

Total assets	$33,899	$48,464

Liabilities and stockholder’s equity
Current liabilities	$18,168	$21,762
Deferred revenue, long-term	8,681	13,023
Other liabilities, net of current portion	—	66
Stockholder’s equity	7,050	13,613

Total liabilities and stockholder’s equity	$33,899	$48,464

1)	In addition to disclosing financial results calculated in accordance with generally accepted accounting principles (GAAP), this table contains non-GAAP financial measures that exclude the effect of non-cash stock compensation expense. The Company believes that the presentation of results excluding non-cash stock compensation expense provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results. The Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods, and uses these non-GAAP financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP.